Exhibit D
MINDRAY MEDICAL INTERNATIONAL LIMITED
OFFER TO EXCHANGE ELIGIBLE OPTIONS
ELECTION FORM AND RELEASE AGREEMENT
Instructions:
•	Before you complete or return this Election Form and Release Agreement (“Election Form”), you should read the Offer Circular dated March 10, 2009, that accompanies this Election Form.

•	You may obtain a copy of the Offer Circular by calling Maryellen Hoffman at (201) 995-8303 or by sending an email to me.hoffman@datascopemonitors.us. The Offer Circular contains important information about the terms and risks of the Offer and explains many of the terms used in this Election Form.

•	Capitalized terms that are used in this Election Form and that are not defined in this Election Form are defined in the Offer Circular.

•	After you have read the Offer Circular and this Election Form, please complete this Election Form and return it to Mindray. You may return this Election Form by mail, email, hand delivery (during normal business hours) or fax to the following address or fax number:
Maryellen Hoffman
Manager, Human Resources
Datascope Patient Monitoring
A Mindray Global Company
800 MacArthur Blvd.
Mahwah, NJ 07430
Email Address: me.hoffman@datascopemonitors.us
Fax Number: 201-995-8679
If you choose to return the Election Form by email, you must scan all 4 pages of the completed Election Form and send it via email to the email address above.

•	For additional information, it is important that you read the Offer Circular.

•	DEADLINE: If you wish to accept the Offer, we must receive this Election Form at the above address, email address or fax number no later than 11:00 p.m., U.S. Eastern Time, on March 15, 2009, unless we extend the deadline for the Offer. If we do not receive an Election Form from you prior to this deadline, you will be deemed to have rejected the Offer.

A. Offer Election. I hereby (check the applicable box — if no election is checked, you will be deemed to have rejected the Offer and retain your Eligible Options):
☐	ACCEPT the Offer with respect to all of my Eligible Options. I further agree to be bound by the terms of the Offer Circular, the release and the other terms and conditions set forth in Section C of this Election Form. (Sign under Section B of this Election Form and return this Election Form to Mindray.)

☐	REJECT the Offer. My Eligible Options will remain outstanding as described in the response to Question 16 in the Offer Circular. (Sign under Section B and return this Election Form to Mindray.)
B. Signature (All Persons). I hereby represent and confirm to Mindray that:
•	I have full power and authority to sign and deliver this Election Form and to tender any Eligible Options pursuant to the terms of the Offer Circular;

•	I have received and read, and I understand, the Offer Circular, the documents referenced in the Offer Circular, including this Election Form. The documents referenced in the Offer Circular (including this Election Form) are collectively referred to in this Election Form as the “Offer Documents”;

•	I have had adequate time and opportunity to ask questions of Mindray about the Offer and the Offer Documents, and to seek advice from my independent legal, tax and/or financial advisors concerning the Offer and the Offer Documents;

•	I understand that the Offer Documents contain all of the terms of the Offer in their entirety, and that I have not relied on any other documents or oral representations from Mindray or any of its officers, directors, employees, representatives, affiliates or agents in deciding to accept or reject the Offer;

•	Mindray has not made any recommendation to me as to whether I should accept or reject the Offer, and any election to accept the Offer is wholly voluntary;

•	the information set forth in my Individual Option Statement is correct; and

•	My election to accept or reject the Offer is correctly set forth in Section A above.
          I understand that the Offer will expire at 11:00 p.m., U.S. Eastern Time, on March 15, 2009, unless Mindray subsequently extends the expiration time. The actual day and time on which the Offer will expire is referred to as the “Expiration Time” in this Election Form. I understand that I may not revoke my election to accept or reject the Offer after the Expiration Time. I understand that I can change or withdraw my election on this Election Form at any time prior to the Expiration Time only by completing and signing a new Election Form and returning it to Mindray prior to the Expiration Time. If I submit a new Election Form to Mindray prior to the Expiration Time, I understand that my previous election will be cancelled, and that the election marked on the new Election Form will be effective for all purposes relating to the Offer.
          I understand and agree that my employment with Mindray is and will continue to be on an at-will basis (subject to any express written employment contract), and that my employment status with Mindray is not affected in any way by the Offer or by anything contained in the Offer Documents.

          I also understand that if I alter or modify this Election Form in any way (other than by checking the box corresponding to my election in Section A and completing the signature block below), my alterations and/or modifications will not be effective and will not be binding on Mindray.
          The Offer and the Offer Documents shall be governed by and construed and enforced in accordance with the laws of the Cayman Islands without regard to conflict of law principles thereunder. I agree that the application of the laws of the Cayman Islands to the Offer and the Offer Documents are fair and equitable.
          If I have accepted the Offer (as indicated in Section A of this Election Form) as to my Eligible Options, I agree to be bound by the terms of, and acknowledge that I have read and understand, the release and other terms and conditions set forth in Section C of this Election Form, which are hereby incorporated by reference.
          This form must be completed and signed in the space below. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be specified, and proper evidence of the authority of such person to act in such capacity must be submitted with this form.

SIGNATURE	PRINT NAME	DATE
C. Other Terms and Conditions (For Persons Accepting the Offer Only)
By accepting the Offer (by marking such election in Section A of this Election Form), and by my signature in Section B of this Election Form, I hereby agree with Mindray as follows:
•	Subject to all of the terms and conditions of the Offer, I hereby tender all of my Eligible Options (such exchanged options are referred to in this as “Cancelled Options”), and I agree that, subject to acceptance by Mindray, all of my Cancelled Options will automatically terminate effective on the first business day following the Expiration Time;

•	Upon acceptance of the Cancelled Options by Mindray, I, on my own behalf and on behalf of my heirs, dependents, executors, administrators and assigns, hereby release Mindray and its successors, assigns, affiliates, representatives, directors, officers and employees, past and present (collectively referred to in this Election Form as “Released Persons”), with respect to and from any and all claims, damages, agreements, obligations, actions, suits, proceedings and liabilities of whatever kind and nature, whether now known or unknown, suspected or unsuspected (collectively referred to in this Election Form as “Claims”), which I now own or hold or at any time previously owned or held against any of the Released Persons and that relate to or are in any way connected with the Cancelled Options. I acknowledge that I may later discover claims or facts that are in addition to or are different from those which I now know or believe to exist with respect to the Cancelled Options. Nevertheless, I hereby waive any Claim relating to or connected with the Cancelled Options that might arise as a result of such different or additional claims or facts. I fully understand the significance and consequence of this release.

•	I have not previously assigned or transferred to any person or entity (other than Mindray) any interest in my Cancelled Options, and I agree to defend, indemnify and hold harmless all Released Persons from and against any claim based on or in connection with any purported assignment or transfer.

•	The Offer Documents comprise the entire agreement and final understanding concerning the Offer and my Cancelled Options, and the Offer Documents supersede and replace all prior agreements, proposed or otherwise, whether written or oral, between Mindray and me concerning the subject matter thereof. Mindray will not be bound by any representation, promise or agreement that is not specifically contained in the Offer Documents.

•	Mindray reserves the right, under the circumstances set forth in the Offer Circular, to terminate or amend the Offer, or to postpone its acceptance and cancellation of any Cancelled Options.

•	If any provision of the Offer Documents (including this Election Form and the release) is found to be invalid, such finding will not affect the validity and enforceability of the other provisions of such documents, so long as the essential economic provisions of this Election Form and the Offer can still be given effect.

•	I agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Election Form and the Offer and which are not inconsistent with the terms of the Offer Circular.
FOR COMPANY USE ONLY
[To be completed by Mindray after the Exchange to certify that the Exchange has been completed.]
Accepted and Agreed on Behalf of Mindray Medical International Limited.

SIGNATURE	TITLE	DATE

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